Amended and Restated Appendix A
to
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
 INVESTMENT MANAGERS SERIES TRUST
AND
SEGALL BRYANT & HAMILL

Fund/Class	Advisor Fee	Effective Date
Segall Bryant & Hamill All Cap Fund	0.85%	1/31/2014
Segall Bryant & Hamill Small Cap Value Fund	0.95%	1/31/2014
Segall Bryant & Hamill International Small Cap Fund	0.90%	__/__/____
Segall Bryant & Hamill Emerging Markets Fund	0.90%	__/__/____

Agreed and accepted this ______day of _______________, 2015

INVESTMENT MANAGERS SERIES TRUST	SEGALL BRYANT & HAMILL

By:	By:
Print Name:	Print Name:
Title:	Title:

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